Exhibit 2.1

SHARE PURCHASE AGREEMENT

BY AND AMONG

IONIX TECHNOLOGY, INC.,

Changchun Fangguan Electronics Technology Co., Ltd.

AND THE SHAREHOLDERS OF Changchun Fangguan Electronics Technology Co., Ltd.

Dated as of December 27, 2018

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Purchase Agreement”) is made and entered into as of December 27, 2018, by and among Ionix Technology, Inc., a Nevada corporation (“Ionix” or “Parent”), Changchun Fangguan Electronics Technology Co., Ltd., a limited liability company incorporated under the laws of People’s Republic of China or PRC (the “Company”), and the shareholders of the Company listed on Schedule A hereto (collectively, the “Company Shareholders”). Parent, the Company and the Company Shareholders are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, Parent is a U.S. publicly reporting company organized under the laws of the State of Nevada and a direct beneficial owner of 100% of the issued and outstanding capital stock of Well Best International Investment Limited (HK), a Hong Kong limited liability company (“Well Best”);

WHEREAS, Well Best beneficially owns 100% of the issued and outstanding capital stock of Changchun Fangguan Photoelectric Display Technology Co. Ltd., a wholly foreign owned enterprise incorporation under the laws of PRC (“WFOE”), making the WFOE an indirect wholly owned subsidiary of Parent;

WHEREAS, the Company Shareholders collectively own 95.14% of the issued and outstanding equity securities of the Company;

WHEREAS, WFOE is negotiating a transaction structured as a variable interest entity contractual arrangement with the Company and the Company Shareholders (the “VIE Transaction”), pursuant to, and as a result of which, Parent, through WFOE, will be able to exert effective control over the Company and its business operation, and, in exchange for the completion of the VIE Transaction (the “Share Purchase”), the Company Shareholders will receive an aggregate of 15,000,000 newly issued shares of Parent’s common stock, par value $0.0001 per share (the “Common Stock”); and

WHEREAS, each of the board of directors of Ionix (the “Ionix Board”) and the board of directors of the Company (the “Company Board”), respectively, has approved this Purchase Agreement and each of them has determined that this Purchase Agreement, the Share Purchase, and the other transactions contemplated hereby are advisable and in the respective best interests of each of Parent, the Company and the Company Shareholders.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Purchase Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Purchase Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

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ARTICLE I
THE VIe tRANSACTION AND THE sHARE purchase

1.1       The VIE Transaction and the Share Purchase

(a)       Upon the terms and subject to the conditions set forth in this Purchase Agreement, immediately prior to the Closing of the Share Purchase, the Company and the Company Shareholders shall complete the VIE Transaction, consisting of the entering and the execution of the following agreements and instruments by the following parties: (1) a business operation agreement, to be entered by and among the Company, the Company Shareholders and WFOE (the “Business Operation Agreement”), contemplating payment of certain payment accounts by the Company to WFOE and the management of the business and operation of the Company; (2) an equity interest purchase agreement, to be entered by and among the Company, the Company Shareholders and WFOE (the “Equity Interest Purchase Agreement”), granting WFOE an option to purchase an equity interest of the capital stock in the Company; 3) the amended and restated equity interest pledge agreement, by and among the WFOE and the Company Shareholders (the “Equity Interest Pledge Agreement”), pursuant to which the Company Shareholders will pledge all their equity interest in the Company; (4) amended and restated technical support service agreement, to be entered by and between the Company and WFOE (the “Exclusive Technical Support Service Agreement”); (5) two powers of attorney, granting WFOE the power to act as the sole and exclusive attorney-in fact for each of the Company Shareholders in connection with the VIE Transaction (collectively, the “Powers of Attorney”), and (6) an instrument to be executed by Liaoning Yin Xin Law Firm with respect to the execution of the Business Operation Agreement, the Equity Interest Purchase Agreement, the Equity Interest Pledge Agreement, and the Exclusive Technical Support Service Agreement on behalf of WFOE, the Company and the Company Shareholders (the “Lawyer’s Letter of Witness” and, together with the Business Operation Agreement, the Equity Interest Purchase Agreement, the Equity Interest Pledge Agreement, the Exclusive Technical Support Service Agreement and the Power of Attorney, the “VIE Agreements”).

(b)       In consideration of the completion of the VIE Transaction, and subject to the terms and conditions of this Purchase Agreement, at the Closing, Ionix shall issue to the Company Shareholders an aggregate of 15,000,000 newly issued shares (the “Shares”) of Common Stock, in the amounts set forth on Schedule A hereto, which represent in the aggregate approximately 13.2% of the issued and outstanding shares of Ionix Common Stock, after giving effect to such issuance.

1.2       The Closing; Closing Date; Effect. Unless this Purchase Agreement shall have been terminated in accordance with Section 8.1, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Share Purchase (the “Closing”) shall take place at the offices of CKR Law LLP, 1331 Avenue of the Americas, New York, NY 10119, at 10:00 a.m. local time (or such other place and time as is mutually agreed to by the Parties) on the date first written above, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable (and in any event not later than three (3) Business Days) after the satisfaction or waiver of all conditions (excluding the delivery of any documents to be delivered at the Closing by any of the Parties) set forth in Article V hereof (the “Closing Date”). As used in this Purchase Agreement, the term “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the state of New York are required or authorized by applicable law to close. The effect of the consummation of the VIE Transaction and the Share Purchase at the Closing shall be that: (i) the Company shall become an indirect, consolidated, variable interest entity of Parent, and (ii) the Company Shareholders will become stockholders of Parent.

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1.3       Actions at the Closing. At the Closing:

(a)       the Company shall deliver to the Parent copies of the fully executed VIE Agreements to which the Company or the Company Shareholders are parties.

(b)       Parent shall deliver to the Company the various documents to be delivered by the Parent pursuant to Article VII.

(c)       the Parent shall deliver certificates for the Shares to the Company Shareholders in connection with the Share Purchase.

1.4       Exemption from Registration. Parent and the Company intend that the Shares of Parent to be issued in connection with the Share Purchase will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by reason of Section 4(a)(2) of the Securities Act, Rule 506 of Regulation D promulgated thereunder and/or Regulation S promulgated by the Securities and Exchange Commission (the “SEC”) and that all recipients of such shares of Parent Common Stock shall either be “accredited investors” or not “U.S. Persons” as such terms are defined in Regulation D and Regulation S, respectively. The shares of Parent Common Stock to be issued pursuant to this Purchase Agreement, will be “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be offered, sold, pledged, assigned or otherwise transferred unless (a) a registration statement with respect thereto is effective under the Securities Act and any applicable state securities laws, or (b) an exemption from such registration exists and either the Parent receives an opinion of counsel to the holder of such securities, which counsel and opinion are satisfactory to the Parent, that such securities may be offered, sold, pledged, assigned or transferred in the manner contemplated without an effective registration statement under the Securities Act or applicable state securities laws, or the holder complies with the requirements of Regulation S, if applicable; and the certificates representing such shares of Parent Common Stock will bear an appropriate legend and restriction on the books of the Parent to that effect.

1.5       Company Shareholder Consent. The Company Shareholders hereby approve, authorize and consent to the Company’s execution and delivery of this Purchase Agreement and any other ancillary documents to which it is or is required to be a party or is otherwise bound, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby. The Company Shareholders acknowledge and agree that the consents set forth herein are intended and shall constitute such consent of the Company Shareholders as may be required (and shall, if applicable, operate as a written shareholder resolution of the company) pursuant to the Company organizational documents, any other agreements in respect of the Company to which the Company Shareholders are parties and all applicable Laws.

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ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Parent, as the date hereof, the following statements (for purposes of this Article II, the phrase “to the knowledge of the Company” or any phrase of similar import shall be deemed to refer to the actual knowledge of any officer of the Company as well as any other knowledge which such person would have possessed had such person made reasonable inquiry of directors and key employees of the Company and the accountants and attorneys of the Company):

2.1       Organization, Qualification and Corporate Power.  The Company is a corporation duly organized, validly existing and in good standing under the laws of People’s Republic of China or PRC. The Company is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (as defined below). The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company is not in default under or in violation of any provision of its certificate of incorporation, as amended to date, or its bylaws, as amended to date, and any comparable organizational documents, or under any Company Material Contract (as defined below), except where such default or violation would not be reasonably expected to have a Company Material Adverse Effect.

2.2       Authorization of Transaction.  The Company has all requisite power and authority to execute and deliver this Purchase Agreement, the VIE Agreements, and to perform its obligations hereunder. and each other ancillary agreement related hereto to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Company Board, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Purchase Agreement and each other ancillary agreement related hereto to which it is a party or to consummate the transactions contemplated hereby and thereby. This Purchase Agreement has been, and each ancillary agreement to which the Company is a party shall be when delivered, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Purchase Agreement and such ancillary agreements by the other Parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally, and the fact that equitable remedies or relief (including, but not limited to, the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

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2.3       Governmental Approvals. No consent, approval, waiver, authorization or permit of, or notice to or declaration or filing with (each, a “Consent”), any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator or any self-regulatory organization (each, a “Governmental Authority”), on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Purchase Agreement and each other ancillary agreement related hereto to which it is a party or the consummation by the Company of the transactions contemplated hereby and thereby, other than (i) such filings as may be required in any jurisdiction where the Company is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, or (ii) pursuant to antitrust laws.

2.4       No Violations. The execution and delivery by the Company of this Purchase Agreement and each other ancillary agreement related hereto to which it is a party, the consummation by the Company of the transactions contemplated hereby and thereby, and compliance by the Company with any of the provisions hereof and thereof, will not, (i) conflict with or violate any provision of the Company charter documents, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration), (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) give rise to any obligation to make payments or provide compensation under, (v) result (immediately or with the passage of time or otherwise) in the creation or imposition of any Encumbrances (as hereafter defined) upon any of the properties, rights or assets of the Company, or (vi) subject to obtaining the Consents from Governmental Authorities referred to in Section 2.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such consent, approval, authorization or waiver having been satisfied, conflict with or violate any foreign, federal, state or local Order, statute, law, rule, regulation, ordinance, principle of common law, constitution, treaty enacted, or any writ, arbitration award, injunction, directive, judgment, or decree, promulgated, issued, enforced or entered by any Governmental Authority (each, a “Law” and collectively, the “Laws”) to which the Company or any of their respective assets or properties is subject.

2.5       Subsidiaries. The Company does not have on the Closing Date and will not have, any Subsidiaries, nor does it have any direct or indirect interest in any other business entity. For purposes of this Purchase Agreement, a “Subsidiary” shall mean any corporation, partnership, joint venture or other entity in which a Party has, directly or indirectly, an equity interest representing 50% or more of the equity securities thereof or other equity interests therein.

2.6        Compliance with Laws.  The Company and each of its Subsidiary, if applicable, are in compliance with each Law applicable to the Company or any of its properties or assets, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (“Company Material Adverse Effect” means a material adverse effect on the assets, business, condition (financial or otherwise), results of operations or future prospects of the Company taken as a whole); has complied with all applicable securities laws and regulations, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect; has not been the subject of any voluntary or involuntary bankruptcy proceeding, nor has it been a party to any material litigation or, within the past two years, the subject of any threat of material litigation; and is not and has not, and the officers and directors of the Company are not and have not in their capacity as an officer or director of the Company, as applicable, been the subject of any civil, criminal or administrative investigation or proceeding brought by any governmental agency having regulatory authority over such entity or person or alleging a violation of securities laws.

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2.7       Absence of Certain Changes. To the knowledge of the Company, there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect.

2.8       Absence of Undisclosed Liabilities. the Company is not subject to any material liabilities or obligations that is not adequately reflected or reserved on other than (i) liabilities or obligations of the type that have been incurred in the ordinary course of business consistent with past practice and (ii)  liabilities or obligations under the payment terms of the VIE Agreements (but not including liabilities for breaches or for indemnification obligations thereunder), except, in each case, for immaterial liabilities or obligations.

2.9       Regulatory Agreements; Permits.

(a)       There are no material written agreements, memoranda of understanding, commitment letters, or Orders to which the Company is a party, on the one hand, and any Governmental Authority is a party or addressee, on the other hand.

(b)       Each of the Company, and each employee of the Company who is legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with the Company, hold all material permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, orders and other authorizations of Governmental Authorities, certificates, consents and approvals necessary to lawfully conduct the Company’s business as presently conducted, and to own, lease and operate the Company’s assets and properties, except for any such permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, certificates and approvals.

2.10       Litigation. There is no material private, regulatory or governmental inquiry, action, suit, proceeding, litigation, claim, arbitration or investigation pending by or before any Governmental Authority (each, an “Action”), or, to the knowledge of the Company, threatened against the Company, or any of their respective properties, rights or assets or any of their respective managers, officers or directors (in their capacities as such). There is no decree, directive, order, writ, judgment, stipulation, determination, decision, award, injunction, temporary restraining order, cease and desist order or other order by, or any supervisory agreement or memorandum of understanding with any Governmental Authority (each, an “Order”) binding against the Company, or any of their respective properties, rights or assets or any of their respective managers, officers or directors (in their capacities as such) that would prohibit, prevent, enjoin, restrict or alter or delay any of the transactions contemplated by this Purchase Agreement. The Company is in compliance with all Orders, except for any non-compliance which would not reasonably be expected to result in the Company Material Adverse Effect. There is no material Action that the Company has pending against other parties. There is no Action pending or, to the knowledge of the Company, threatened against the Company involving a claim against the Company for false advertising with respect to any of the Company’s products or services.

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2.11       Restrictions on Business Activities. There is no Order binding upon the Company that has or would reasonably be expected to have the effect of prohibiting, preventing, restricting or impairing in any respect, any business practice of the Company, any acquisition of property by the Company, the conduct of business by the Company, or the ability of the Company to compete with other parties.

2.12       Taxes and Returns.

(a)       The Company has or will have timely filed, or caused to be timely filed, all material federal, state, local and foreign Tax returns and reports required to be filed by the Company or any of its Subsidiary, if applicable (taking into account all available extensions) (collectively, “Tax Returns”), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld.

(b)       There are no material claims, assessments, audits, examinations, investigations or other proceedings pending against the Company in respect of any Tax, and neither the Company has been notified in writing of any proposed Tax claims or assessments against the Company.

2.13       Employee Matters. The Company is (i) in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, including Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and have not received written notice, or any other form of notice, that there is any Action involving unfair labor practices against the Company pending, (ii) not liable for any material arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) not liable for any material payment to any trust or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the knowledge of the Company, threatened against the Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

2.14       Books and Records. All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

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2.15       Disclosure. No representations or warranties by the Company in this Purchase Agreement, the VIE Agreements or ancillary documents contemplated thereto to which it is a party (a) contains or will contain any untrue statement of a material fact or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Purchase Agreement, the VIE Agreements and ancillary documents hereto and thereto, any fact necessary to make the statements or facts contained therein not materially misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF IONIX

Parent hereby represents and warrants to the Company and the Company Shareholders, as the date hereof, the following statements (for purposes of this Article III, the phrase “to the knowledge of Parent” or any phrase of similar import shall be deemed to refer to the actual knowledge of any officer of the Parent as well as any other knowledge which such person would have possessed had such person made reasonable inquiry of directors and key employees of the Company and the accountants and attorneys of the Parent):

3.1       Due Organization and Good Standing. Ionix is a corporation duly incorporated, formed or organized, validly existing and in good standing under the Laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its respective properties and to carry on its respective business as now being conducted. Ionix is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not reasonably be expected to result in a Parent Material Adverse Effect. Ionix has heretofore made available to the Company accurate and complete copies of Parent’s certificate of incorporation and by-laws, each as amended to date and as currently in effect (the “Ionix Organization Documents”). Ionix is not in violation of any provision of the Ionix Organization Documents.

3.2       Title to Securities; Capitalization.

(a)       The authorized capital stock of Ionix consists of 195,000,000 shares of Parent Common Stock, par value $0.0001 per share and 5,000,000 shares of preferred stock, $0.0001 par value per share. As of the Closing Date, the Company has 99,003,000 shares of Common Stock and 5,000,000 shares of preferred stock issued and outstanding. All outstanding shares of Ionix Common Stock and preferred stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Chapter 78 of the Nevada Revised Statutes, the Ionix Organization Documents or any contract to which Ionix is a party or by which Ionix is bound. Except as set forth in the Ionix Financial Statements and other documents filed by Ionix with the SEC (the “SEC Reports”), there are no outstanding contractual obligations of Ionix to repurchase, redeem or otherwise acquire any shares of Ionix Common Stock or any capital equity of Ionix. There are no outstanding contractual obligations of Ionix to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

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(b)       There are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) except as expressly contemplated by this Purchase Agreement, subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued capital equity of Ionix or obligating Ionix to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options, their respective capital stock or securities convertible into or exchangeable for such shares or interests, or obligating Ionix to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital equity. All shares of Ionix Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

(c)       There are no registration rights and there is no voting trust, proxy, rights plan, anti-takeover plan or other contracts or understandings to which Ionix is a party or by which Ionix is bound with respect to any of its capital stock. As a result of the consummation of the Share Purchase, no shares of capital stock (other than set forth in Schedule A), warrants, options or other securities of Ionix are issuable and no rights in connection with any shares, warrants, rights, options or other securities of Ionix accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(d)       No Indebtedness of Ionix contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Ionix or any of the Subsidiaries of Ionix, or (iii) the ability of Ionix or any of the Subsidiaries of Ionix to grant any Encumbrance on its properties or assets.

(e)       Since December 1, 2015, Ionix has not declared or paid any distribution or dividend in respect of the Ionix Common Stock and has not repurchased, redeemed or otherwise acquired any securities or equity interest of Ionix, and the Parent Board has not authorized any of the foregoing.

3.3       Subsidiaries. Each Subsidiary of Ionix is set forth in the SEC Reports and in this Purchase Agreement. Except as set forth on the SEC Reports, Ionix does not own, directly or indirectly, any shares of capital stock or other equity or voting interests in (including any securities exercisable or exchangeable for or convertible into capital stock or other equity or voting interests in) any other Person other than publicly traded securities constituting less than five percent (5%) of the outstanding equity of the issuing entity.

3.4       Authorization; Binding Agreement. Ionix has all requisite corporate power and authority to execute and deliver this Purchase Agreement and each other ancillary agreement related hereto to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Purchase Agreement and each other ancillary agreement related hereto to which it is a party and the consummation of the transactions contemplated hereby and thereby, (i) have been duly and validly authorized by the Ionix Board and no other corporate proceedings on the part of Ionix are necessary to authorize the execution and delivery of this Purchase Agreement and each other ancillary agreement related hereto to which it is a party or to consummate the Share Purchase, and the other transactions contemplated hereby and thereby. This Purchase Agreement has been, and each ancillary agreement to which Ionix is a party shall be when delivered, duly and validly executed and delivered by Ionix and assuming the due authorization, execution and delivery of this Purchase Agreement and any such ancillary agreements by the other Parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of Ionix, enforceable against Ionix in accordance with its terms, subject to the Enforceability Exceptions.

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3.5       Governmental Approvals. No Consent of or with any Governmental Authority on the part of Ionix is required to be obtained or made in connection with the execution, delivery or performance by Ionix of this Purchase Agreement or any ancillary agreement related hereto or the consummation by Ionix of the transactions contemplated hereby or thereby other than (i) such filings as may be required in any jurisdiction where Ionix is qualified or authorized to do business, (ii) such filings as contemplated by this Purchase Agreement, (iii) such filings as contemplated by this Purchase Agreement pursuant to the Share Purchase, (iv) for applicable requirements, if any, of the Securities Act, the Exchange Act, the Financial Industry Regulatory Authority (“FINRA”) or any state “blue sky” securities Laws, and the rules and regulations thereunder, or (v) where the failure to obtain or make such Consents or to make such filings or notifications would not reasonably be expected to result in a Parent Material Adverse Effect or prevent the consummation of the transactions contemplated by this Purchase Agreement.

3.6       No Violations. The execution and delivery by Ionix of this Purchase Agreement and each other ancillary agreement related hereto and the consummation by Ionix of the transactions contemplated hereby and thereby and compliance by Ionix with any of the provisions hereof or thereof will not (i) conflict with or violate any provision of the Ionix Organization Documents, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration) under, any Parent Material Contract, (iii) result (immediately or with the passage of time or otherwise) in the creation or imposition of any Encumbrance (except for Permitted Encumbrances) upon any of the properties, rights or assets of Ionix or any of the Subsidiaries of Ionix or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.5 hereof, and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization or waiver has been satisfied, conflict with, contravene or violate in any respect any Law to which Ionix or any of the Subsidiaries of Ionix or any of their assets or properties is subject, except, in the case of clauses (ii), (iii) and (iv) above, for any deviations from the foregoing that would not reasonably be expected to result in a Parent Material Adverse Effect.

3.7       Ionix Financial Statements.

(a)       Ionix has filed with the SEC the financial statements and notes to (i) the audited balance sheets of Ionix as of June 30, 2018, and the related audited statements of operations, stockholders’ equity and cash flows for the fiscal years ended June 30, 2018, together with the notes to such statements and the opinion of Paritz & Company, P.A., independent certified public accountants, and (ii) the unaudited financial statements of Ionix for the quarter ended September 30, 2018 prepared by Prager Metis CPA’s LLC, its new independent certified public accountants (the “Ionix Financial Statements”).

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(b)       the Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The Ionix balance sheets included as part of the Financial Statements are true and accurate and present fairly as of their respective dates the financial condition of Ionix. As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, Ionix balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of Ionix, in accordance with generally accepted accounting principles. The statements of operations, stockholders’ equity and cash flows included as part of the Financial Statements reflect fairly the information required to be set forth therein by generally accepted accounting principles.

3.8       Litigation. There is no Action pending, or, to the knowledge of Ionix, threatened against Ionix, or any of their respective properties, rights or assets or, any of their respective officers, directors, partners, managers or members (in their capacities as such) that would reasonably be expected to result in a Parent Material Adverse Effect. There is no Order binding against Ionix, or any of its properties, rights or assets or any of their respective managers, officers, directors or partners (in their capacities as such) that would prohibit, prevent, enjoin, restrict or alter or delay any of the transactions contemplated by this Purchase Agreement, or that would reasonably be expected to result in a Parent Material Adverse Effect. Ionix is in compliance with all Orders, except for any non-compliance which would not reasonably be expected to result in a Parent Material Adverse Effect. There is no material Action that Ionix has pending against other parties. There is no Action pending or, to the knowledge of Ionix, threatened against Ionix involving a claim against Ionix for false advertising with respect to Ionix or any Ionix Subsidiary’s products or services, except for any such Action(s) which would not reasonably be expected to result in a Parent Material Adverse Effect.

3.9       Information Supplied. None of the information relating to Ionix which is supplied or to be supplied by Ionix expressly for inclusion or incorporation by reference in the filings with the SEC will, at the date of filing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Ionix and/or any Ionix Subsidiary or that is included in the SEC filings). None of the information supplied or to be supplied by Ionix in writing expressly for inclusion or incorporation by reference in any of the SEC Reports will, at the time filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Ionix or that is included in the SEC Reports). Notwithstanding the foregoing, Ionix makes no representation, warranty or covenant with respect to any information supplied by the Company for inclusion in the SEC Reports. Ionix has delivered or provided access to the Company all material information, documents and instruments necessary in order for the Company to conduct its due diligence with respect to the representations and warranties in this Article III.

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3.10       Disclosure. No representations or warranties by Ionix in this Purchase Agreement or the ancillary documents contemplated thereto to which it is a party, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Purchase Agreement and ancillary documents hereto and thereto, any fact necessary to make the statements or facts contained therein not materially misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY SHAREHOLDERS

As an inducement to Parent to enter into this Purchase Agreement, each Company Shareholder, severally but not jointly, hereby represents and warrants to Parent as follows.

4.1       Power and Authority. Each Company Shareholder has the legal power, capacity and authority to execute and deliver this Purchase Agreement, to consummate the transactions contemplated by this Purchase Agreement, and to perform his, her or its obligations under this Purchase Agreement. This Purchase Agreement constitutes a legal, valid and binding obligation of such Company Shareholder, enforceable against such Company Shareholder in accordance with the terms hereof, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

4.2       No Conflicts. The execution and delivery of this Purchase Agreement by such Company Shareholder and the performance by such Company Shareholder of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or governmental entity under any laws, (b) will not violate any laws applicable to such Company Shareholder, and (c) will not violate or breach any contractual obligation to which such Company Shareholder is a party.

4.3       Purchase Entirely for Own Account. The Shares (as defined in Section 1.1(b) herein) proposed to be acquired by such Company Shareholder pursuant to the terms hereof will be acquired for investment for such Company Shareholder’s own account, and not with a view to the resale or distribution of any part thereof.

4.4       Acquisition of Shares for Investment.

(a)       Each Company Shareholder is acquiring the Shares for investment purposes and for such Company Shareholder’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and such Company Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same. Such Company Shareholder further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Shares.

(b)       Each Company Shareholder represents and warrants that it: (i) can bear the economic risk of his respective investments, and (ii) possesses such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in Ionix and its securities.

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(c)       Each Company Shareholder is not a “U.S. Person” as defined in Rule 902(k) of Regulation S of the Securities Act and understands that the Shares are not registered under the Securities Act and that the issuance thereof to such Company Shareholder is intended to be exempt from registration under the Securities Act pursuant to Regulation S. Such Company Shareholder has no intention of becoming a U.S. Person. At the time of the origination of contact concerning this Purchase Agreement and the date of the execution and delivery of this Purchase Agreement, such Company Shareholder was outside of the United States.

(d)       Each Company Shareholder acknowledges that neither the SEC, nor the securities regulatory body of any state or other jurisdiction, has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Purchase Agreement.

(e)       Each Company Shareholder understands that the Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Shares or any available exemption from registration under the Securities Act, the Shares may have to be held indefinitely.

ARTICLE V
COVENANTS

5.1       Access and Information; Confidentiality.

(a)       During the negotiation of this Purchase Agreement, Ionix warrants that it has directed its accountants and legal counsel to give the Company, the Company Shareholders, and will continue through and following the Closing to give, at reasonable times during normal business hours and upon reasonable intervals and notice, and subject to any confidentiality agreements with third Persons (the existence and scope of which have been disclosed to the Company or the Company Subsidiaries), access to all offices and other facilities and to all employees, properties, contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client contracts and director service agreements), of or pertaining to Ionix as the requesting Party or its Representatives may reasonably request regarding Ionix’s business, assets, liabilities, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, each as they become available during the Executory Period, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountant’s work papers (subject to the consent or any other conditions required by such accountant, if any)) and instruct such Party’s Representatives to reasonably cooperate with the requesting Party in its investigation; provided that the requesting Party conducted and shall conduct any such activities in such a manner so as not to unreasonably interfere with the business or operations of the Party providing such information. No information or knowledge obtained by any Party hereto pursuant to this Section 5.1(a) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Share Purchase.

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(b)       All information obtained by the Company and the Company Shareholders, on the one hand, and Parent or any Parent’s Subsidiary, on the other hand, pursuant to this Purchase Agreement or otherwise, shall be kept confidential. The Parties further acknowledge and agree that the existence and terms of this Purchase Agreement and the Share Purchase are strictly confidential and that they and their respective officers, managers, directors, employees, accountants, consultants, legal counsel, financial advisors, agents or other representatives (collectively, the “Representatives”) shall not disclose to the public or to any third Person the terms of this Purchase Agreement and the Share Purchase other than with the express prior written consent of the other Parties, except (i) as may be required by applicable Law or at the request of any Governmental Authority having jurisdiction over the such Party or any of its Representatives, control persons or affiliates (including, without limitation, to the extent applicable, the rules and regulations of the SEC and FINRA), (ii) as required to carry out a Party’s obligations hereunder, or (iii) as may be required to defend any action brought against such Person in connection with the VIE Transaction and the Share Purchase, and in the case of clause (iii), in accordance with and subject the terms and conditions of this Purchase Agreement.

5.2       Intentionally Omitted.

5.3       Intentionally Omitted.

5.4       Public Announcements. Parent and the Company agree that no public release or announcement concerning this Purchase Agreement or the Share Purchase shall be issued by either Party or any of their affiliates without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Party reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance; provided, however, that either Parent or the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous public releases or announcements made by Parent or the Company in compliance with this Purchase Agreement and so long as appropriate filings are timely made with the SEC with respect to the statements.

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5.5         Regulatory Matters.

(a)       Super 8-K. The Company and Ionix shall cooperate to promptly prepare and file with the SEC a Super 8-K (the “Super 8-K”) announcing the Share Purchase describing the VIE Transaction, in compliance with applicable SEC regulations. Parent, with the Company’s cooperation, shall use its commercially reasonable efforts to respond to any SEC review of the Super 8-K under the Securities Act as promptly as practicable after such filing. Parent shall also use its commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals as may be required to carry out the transactions contemplated by this Purchase Agreement, and the Company shall furnish all information concerning the Company Shareholders and the VIE Transaction as may be reasonably requested in connection with the foregoing actions. Parent shall, as promptly as reasonably practicable after receipt thereof, provide the Company with copies of any written comments and advise the other party of any oral comments received from the SEC with respect to the Super 8-K. Parent shall also advise the Company, as promptly as reasonably practicable after receipt of notice thereof, concerning the issuance of any stop order, or the suspensions of the qualification of the Parent Common Stock issuable in connection with the Share Purchase for offering or sale in any jurisdiction. The parties shall cooperate and provide the other with a reasonable opportunity to review and comment with respect to any comments of the SEC and any amendment or supplement to the Super 8-K prior to filing such with the SEC and will provide each other with a copy of all such filings with the SEC to the extent not otherwise publicly available. If at any time prior to the Closing Date, Parent or the Company has knowledge of any information relating to Parent, the Company or any of their respective officers, directors or other affiliates, which should be set forth in an amendment or supplement to the Super 8-K so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party and, to the extent required by applicable Laws, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC.

(b)       Each of Parent and the Company shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with preparation and filing of the Super 8-K or any other statement, filing, notice or application made by or on behalf of Parent, Parent’s Subsidiary, or the Company to any Governmental Authority, including, without limitation, FINRA, in connection with the Share Purchase and the other transactions contemplated by this Purchase Agreement.

(c)       Each of Parent and the Company shall promptly advise the other upon receiving any communication from any Governmental Authority the consent or approval of which is required for consummation of the transactions contemplated by this Purchase Agreement, or from FINRA, that causes such party to believe that there is a reasonable likelihood that any requisite approval will not be obtained or that the receipt of any such approval may be materially delayed, and, to the extent permitted by applicable Law, shall promptly provide the other Party with a copy of such communication.

5.6          Section 16 Matters. Prior to the Closing Date, the Company Shareholders shall take all commercially reasonable steps as may be required to cause any acquisitions of Parent Common Stock resulting from the Share Purchase or the other transactions contemplated hereby by each Person who is or can be reasonably expected to become as a result of the Share Purchase subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

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5.7          Further Assurances. Parent, the Company and the Company Shareholders shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Purchase Agreement and applicable Laws to consummate the VIE Transaction, the Share Purchase, and the other transactions contemplated by this Purchase Agreement as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain (in accordance with this Purchase Agreement) as soon as practicable all Requisite Regulatory Approvals (as defined below) , all the Company Requisite Consents (as defined below), all Parent Requisite Consents (as defined below) and any other consents, registrations, approvals, permits and authorizations as may be agreed upon by the Parties.

ARTICLE VI
SURVIVAL

6.1       Survival of Representations and Warranties. The representations and warranties of the Company and the Company Shareholders which are contained in or made pursuant to this Purchase Agreement will survive the Closing until that date which is the first anniversary of the Closing Date; provided, however, that any representation or warranty the breach or violation of which is made the basis of a claim for indemnification will survive until such time as such claim is finally resolved in accordance with this Purchase Agreement. The representations and warranties of the Parties to this Purchase Agreement other than the Company and the Company Shareholders which are contained in or made pursuant to this Purchase Agreement will expire, terminate and not survive the Closing.

6.2       Survival of Other Provisions. Section 5.1(b), Section 8.2, Section 8.3 and Article IX shall survive any termination of this Purchase Agreement in accordance with Section 8.1.

ARTICLE VII
CONDITIONS

7.1       Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Share Purchase and any other transactions described herein shall be subject to the satisfaction or waiver (where permissible), at or prior to the earlier of the Closing Date, of the following conditions:

(a)       Requisite Regulatory Approvals. All authorizations, approvals and permits required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Purchase Agreement, except for any such authorizations, approvals and/or permits the failure of which to obtain would not reasonably be expected to result in a the Company Material Adverse Affect or a Parent Material Adverse Affect (the “Requisite Regulatory Approvals”) shall have been obtained or made.

(b)       No Law. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Share Purchase or the other transactions or agreements contemplated by this Purchase Agreement illegal or which otherwise prevents or prohibits consummation of the Share Purchase or any other transactions contemplated by this Purchase Agreement or the other ancillary agreements related to this Purchase Agreement.

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7.2       Conditions to Obligations of Ionix. The obligations of Ionix to consummate the Share Purchase are subject to the satisfaction or waiver by Ionix, at or prior to the Closing Date, of the following additional conditions:

(a)       Representations and Warranties. Each of the representations and warranties of the Company and the Company Shareholders set forth in this Purchase Agreement (without giving effect to any limitation as to “materiality”) shall be true and correct as of date of this Purchase Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures.

(b)       Completion of the VIE Transaction and other Agreements and Covenants. Each of the Company and the Company Shareholders shall have completed the VIE Transaction, shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements with respect to the VIE Transaction and this Purchase Agreement and covenants to be performed or complied with by them under this Purchase Agreement and the VIE Agreements, as applicable, at or prior to the Closing Date.

(c)       Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Purchase Agreement.

(d)       Company Requisite Consents. The authorizations, approvals and permits required to be obtained from or made with any third party in order to consummate the transactions contemplated by this Purchase Agreement shall have each been obtained or made.

7.3       Conditions to Obligations of the Company and Company Shareholders. The obligations of the Company and the Company Shareholders to consummate the Share Purchase are subject to the satisfaction or waiver by the Company and the Company Shareholders, at or prior to the Closing Date, of the following additional conditions:

(a)       Representations and Warranties. Each of the representations and warranties of Parent set forth in this Purchase Agreement (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect”) shall be true and correct as of the date of this Purchase Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a Parent Material Adverse Effect.

(b)       Agreements and Covenants. Parent shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants to be performed or complied with by it under this Purchase Agreement at or prior to the Closing Date.

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(c)       Parent Material Adverse Effect. No Parent Material Adverse Effect shall have occurred since the date of this Purchase Agreement.

ARTICLE VIII
TERMINATION AND ABANDONMENT

8.1       Termination. This Purchase Agreement may be terminated and the Share Purchase and any other transactions contemplated hereby may be abandoned at any time prior to the Closing Date, notwithstanding any approval of the matters presented in connection with the Share Purchase by the stockholders of Parent or the Company (the date of any such termination, the “Termination Date”), as follows:

(a)       by mutual written consent of each of the Company and Parent, as duly authorized by the Ionix Board and the Company Board;

(b)       by written notice by either Parent or the Company, if (i) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order or Law or taken any other Action that is, in each case, then in effect and is final and non-appealable and has the effect of restraining, enjoining or otherwise preventing or prohibiting the transactions contemplated by this Purchase Agreement or the agreements contemplated hereby or (ii) any Governmental Authority shall have finally, without the right to appeal, declined to grant any of the Requisite Regulatory Approvals; by written notice by Parent, if there has been a breach by the Company and/or the Company Shareholders of any of their respective representations, warranties, covenants or agreements contained in this Purchase Agreement, or if any representation or warranty of the Company and/or the Company Shareholders shall have become untrue or inaccurate which, in either case, would result in a failure of a condition set forth in Section 7.2(a) (a “Terminating Company Breach”); provided, however, that if such Terminating Company Breach is curable by the Company and/or the Company Shareholders prior to the Closing Date, then Parent may not terminate this Purchase Agreement under this Section 8.1(c) for fourteen (14) calendar days after delivery of written notice from Parent to the Company of such Terminating Company Breach, provided the Company and/or the Company Shareholders continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Purchase Agreement pursuant to this Section 8.1(c) if it shall have materially breached this Purchase Agreement or if such Terminating Company Breach by the Company and/or the Company Shareholders is cured during such fourteen (14) calendar day period;

(c)       by written notice by the Company or the Company Shareholders, if there has been a breach by Parent of any of its representations, warranties, covenants or agreements contained in this Purchase Agreement, or if any representation or warranty of Parent shall have become untrue or inaccurate which, in either case, would result in a failure of a condition set forth in Section 7.3 (a “Terminating Parent Breach”); provided, however, that if such Terminating Parent Breach is curable by Parent prior to the Closing Date, then the Company may not terminate this Purchase Agreement under this Section 8.1(d) for fourteen (14)]calendar days after delivery of written notice from the Company to Parent of such Terminating Parent Breach, provided Parent continues to exercise commercially reasonable efforts to cure such Terminating Parent Breach (it being understood that the Company may not terminate this Purchase Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Purchase Agreement or if such Terminating Parent Breach by Parent is cured during such fourteen (14) calendar day period);

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(d)       by written notice by Parent if the Share Purchase shall not have been consummated on or before the Closing Date; provided, however, that the right to terminate this Purchase Agreement under this Section 8.1(e) shall not be available to Parent if Parent or any Subsidiary of Parent is in material breach of any representation, warranty, covenant or agreement contained in this Purchase Agreement, or materially fails to fulfill any of its respective obligations under this Purchase Agreement, which, in any such case, results in, or otherwise causes, the failure of the Share Purchase to be consummated on or before the Closing Date;

(e)       by written notice by the Company or the Company Shareholders if the Share Purchase shall not have been consummated on or before the Closing Date; provided, however, that the right to terminate this Purchase Agreement under this Section 8.1(f) shall not be available to the Company if the Company is in material breach of any representation, warranty, covenant or agreement contained in this Purchase Agreement, or materially fails to fulfill any of its respective obligations under this Purchase Agreement, which, in any such case, results in, or otherwise causes, the failure of the Share Purchase to be consummated on or before the Closing Date; or

(f)       by written notice by Parent, (i) if the Ionix Board (or any committee thereof) shall have made a Parent Change of Board Recommendation or (ii) if the Parent Board or any committee thereof shall have approved or recommended to the stockholders of Parent an acquisition proposal.

8.2       Effect of Termination. In the event of the termination of this Agreement and the abandonment of the Share Purchase pursuant to Section 8.1, this Purchase Agreement shall forthwith become void, and there shall be no liability on the part of any Party hereto or any of their respective affiliates or the directors, officers, partners, employees, agents or other Representatives of any of them, and all rights and obligations of each Party hereto shall cease, except nothing herein shall relieve any Party from liability for any fraud or willful breach of any of its respective representations, warranties, covenants or agreements contained in this Purchase Agreement prior to termination.

8.3       Fees and Expenses. All Expenses incurred in connection with this Purchase Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Share Purchase or any other related transaction is consummated.

8.4       Amendment. This Purchase Agreement may only be amended pursuant to a written agreement signed by each of the Parties hereto.

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ARTICLE IX
MISCELLANEOUS

9.1       Waiver. At any time prior to the Closing Date, subject to applicable Law, any Party hereto may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-affiliated Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by such other non-affiliated Party with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, the Company Shareholders or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

9.2       Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile or other electronic means, receipt affirmatively confirmed, or on the next Business Day when sent by reliable overnight courier to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(i)       if to Ionix, to:

4F, Tea Tree B Building
Guwu Sanwei Industrial Park, Xixiang Street
Baoan District, Shenzhen
Guangdong Province, China 518000
+86-138 8954 0873

with a copy to (but which shall not constitute notice to Ionix):

CKR Law LLP
1330 Avenue of the Americas, 14th Floor
New York, NY 10019

(ii)	if to the Company, to:

No. 777, Haian Road
Economic Development Zone
Changchun City

(iii)	if to the Company Shareholders, to the addresses set forth on Schedule A:

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9.3       Binding Effect; Assignment. This Purchase Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Purchase Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the other Parties, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

9.4       Governing Law; Jurisdiction. This Purchase Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Purchase Agreement shall be heard and determined exclusively in any state or federal court located in New York County. The Parties hereto hereby (A) submit to the exclusive jurisdiction of any New York County state or federal court for the purpose of any Action arising out of or relating to this Purchase Agreement brought by any Party hereto and (B) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Purchase Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts. Each of Parent, the Company and the Company Shareholders agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of Parent, the Company and Company Shareholders irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Purchase Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such Party. Nothing in this Section 9.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

9.5       Waiver of Jury Trial. Each of the Parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of, under or in connection with this Purchase Agreement or the transactions contemplated hereby. Each of the Parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Action, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other Parties hereto have been induced to enter into this Purchase Agreement by, among other things, the mutual waivers and certifications in this Section 9.5.

9.6       Counterparts. This Purchase Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.7       Interpretation. The article and section headings contained in this Purchase Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Purchase Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Purchase Agreement shall refer to this Purchase Agreement as a whole and not to any particular provision of this Purchase Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Purchase Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Purchase Agreement.

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9.8       Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits attached hereto and referred to herein, which exhibits are incorporated herein by reference, and the VIE Agreements embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Purchase Agreement and such other agreements supersede all prior agreements and the understandings among the Parties with respect to such subject matter.

9.9       Severability. In case any provision in this Purchase Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Purchase Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Share Purchase be consummated as originally contemplated to the fullest extent possible.

9.10       Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Purchase Agreement were not performed by Parent, the Company or the Company Shareholders in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Purchase Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Purchase Agreement, at law or in equity.

9.11       Third Parties. Nothing contained in this Purchase Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party, unless otherwise specified herein.

9.12       Certain Definitions. For purposes of this Purchase Agreement, the following capitalized terms have the following meanings, unless otherwise specified herein. All other capitalized terms used herein shall have the meanings ascribed to them elsewhere in this Purchase Agreement.

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(a)       “Affiliate,” with respect to any Person, shall mean and include any Person, directly or indirectly, through one or more intermediaries controlling, controlled by or under common control with such Person.

(b)       “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks in New York, New York, are not required or authorized by Law to close.

(c)       “Parent Material Adverse Effect” shall mean any change or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect upon the financial condition or operating results of Parent and the Parent’s Subsidiaries, taken as a whole, except any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would, or could have occurred a Parent Material Adverse Effect: (i) the effect of any change in the general political, economic, financial, capital market or industry-wide conditions (except to the extent that Parent and the Parent Subsidiaries are affected in a disproportionate manner relative to other companies in the industries in which Parent and the Parent’s Subsidiaries conduct business), (ii) the effect of any change that generally affects any industry or market in which Parent or any of the Parent’s Subsidiaries operate to the extent that it does not disproportionately affect, individually or in aggregate, Parent and the Parent’s Subsidiaries taken as a whole, relative to other participants in the industries in which Parent and the Parent’s Subsidiaries operate; (iii) the effect of any change arising in connection with any international or national calamity, commencement, continuation or escalation of a war, armed hostilities or act of terrorism which does not disproportionately affect Parent and the Parent’s Subsidiaries taken as a whole, relative to other participants in the industries in which Parent and the Parent’s Subsidiaries operate; (iv) the announcement of the execution of this Purchase Agreement, the pendency of or the consummation of the Share Purchase or the other transaction expressly contemplated hereby, (v) any change in applicable Law or GAAP or interpretation thereof, (vi) the execution by Parent and performance of or compliance by Parent with this Purchase Agreement or the taking of any action expressly contemplated or permitted by this Purchase Agreement, (vii) any shareholder litigation brought or threatened against Parent or any member of the Ionix Board by shareholder(s) of Parent owning less than ten percent (10%) of the issued and outstanding Parent Common Stock in the aggregate in respect of this Purchase Agreement or the transactions contemplated hereby; or (viii)  any failure to meet any financial or other projections.

(d)       Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, license, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restrictions or covenants with respect to, or conditions governing the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

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(e)       Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a Party hereto and/or any of its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Purchase Agreement or any ancillary agreement related hereto, the preparation, filing, mailing and printing of the Registration Statement and the Proxy Statement documents and all other matters related to the consummation of the Share Purchase.

(f)       “Indebtedness” of any Person means (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest) or for the deferred purchase price of property or services, (b) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (c) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (d) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (e) all obligations of such Person in respect of acceptances issued or created, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by an Lien on any property of such Person and (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (h) all obligation described in clauses (a) through (g) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

(g)       “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity.

(h)       “Subsidiary” shall mean any corporation a majority of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity a majority of the total equity interests of which, is directly or indirectly (either alone or through or together with any other subsidiary) owned by such specified Person, or any entity which is otherwise controlled by such Person, whether through securities ownership or contractual arrangements, or as would otherwise be required to be consolidated in such Person’s financial statements in accordance with GAAP.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each Party hereto has caused this Purchase Agreement to be signed and delivered by its respective duly authorized officer as of the date first above written.

PARENT:
IONIX TECHNOLOGY, INC.

By:	/s/ Yubao Liu
Name:	Yubao Liu
Title:	Chief Executive Officer and President

COMPANY:
Changchun Fangguan Electronics Technology Co., Ltd.

By:	/s/ Biao Shang
Name:	Biao Shang
Title:	Authorized Representative

COMPANY SHAREHOLDERS

/s/ Jialin Liang
Jialin Liang

/s/ Xuemei Jiang
Xuemei Jiang

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Schedule A

Shareholder Name	Shareholder Address	Shares to be issued
Jialin Liang	Group 345, Tonghua Road , Shuguang Street, Nanguan District, Changchun City	9,500,000
Xuemei Jiang	No.7 Weixing Road, Chaoyang District, Changchun City	5,500,000

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